COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
September 30, 1996
(Unaudited)(In thousands, except per share amounts)

                                                                   EXHIBIT 11


                                                                 Primary                Fully Diluted
                                                             Q-T-D     Y-T-D          Q-T-D       Y-T-D
                                                            -------   -------       --------     --------
Net income                                                  $13,044    $41,399       $13,044      $41,399

Interest expense on $7,800,000, 7.50%
  convertible subordinated debentures                                                    181          545

Tax effect @ 35.40% for the quarter and year to date                                     (64)        (193)
                                                            -------    -------       -------      -------

Net income                                                  $13,044    $41,399       $13,161      $41,751
                                                            -------    -------       -------      -------

Average shares outstanding*                                  36,273     35,816        36,273       35,816
Effect of stock options*                                        957        961           957          961
                                                            -------    -------       -------      -------
Primary average shares outstanding*                          37,230     36,777        37,230       36,777
                                                            -------    -------       -------      -------
Contingent shares:
Addtional effect of stock options*                                                        23           27
$7,760,200/$28.00                                                                        563          663
                                                                                     -------      -------
Fully diluted average shares outstanding*                                             37,816       37,467
                                                                                     -------      -------
Earnings per share:*
                                                            -------    -------       -------      -------
Net income                                                    $0.35      $1.13         $ .35        $1.11
                                                            -------    -------       -------      -------
SAIF adjustment, net of income taxes                        $ 2,466    $ 2,466       $ 2,466      $ 2,466

Income before SAIF adjustment                               $  0.42    $  1.19       $   .41      $  1.18
                                                            -------    -------       -------      -------


* - Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid February 11, 1997.